   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON December 18, 2001
                           REGISTRATION NO. 333-53696

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                         POST-EFFECTIVE AMENDMENT No. 1
                                       TO
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                       WILLIAMS COMMUNICATIONS GROUP, INC.

             (Exact name of registrant as specified in its charter)


             DELAWARE                                   73-1462856
  (State or other jurisdiction of                    (I.R.S. employer
  incorporation or organization)                    identification no.)


                              ONE TECHNOLOGY CENTER
                              TULSA, OKLAHOMA 74103
                                 (918) 547-6000
   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)


                                   ----------


                                  BOB F. McCOY
                           SENIOR VICE PRESIDENT - LAW
                       WILLIAMS COMMUNICATIONS GROUP, INC.
                              ONE TECHNOLOGY CENTER
                              TULSA, OKLAHOMA 74103
                                 (918) 547-6000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                   ----------

                                    Copy To:
                              ROBERT A. CURRY, ESQ.
                  CONNER & WINTERS, A PROFESSIONAL CORPORATION
                             3700 FIRST PLACE TOWER
                               15 EAST 5TH STREET
                           TULSA, OKLAHOMA 74103-4344
                                 (918) 586-5711

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.


                                   ----------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such dates as the Commission, acting pursuant to Section 8(a), may determine.


                                   ----------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.






                 SUBJECT TO COMPLETION, DATED December 18, 2001


PROSPECTUS

                       WILLIAMS COMMUNICATIONS GROUP, INC.

                                 $2,000,000,000


                COMMON STOCK, PREFERRED STOCK, DEPOSITARY SHARES,
                    DEBT SECURITIES,WARRANTS, STOCK PURCHASE
             CONTRACTS AND STOCK PURCHASE UNITS, SUBSCRIPTION RIGHTS

                                   ----------

         We will provide the specific terms of each series or issue of securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

         Our Class A common stock trades on the New York Stock Exchange under the symbol "WCG".

                                   ----------

         THERE ARE SIGNIFICANT RISKS ASSOCIATED WITH ANY INVESTMENT IN OUR SECURITIES. THESE RISK FACTORS WILL BE DISCUSSED IN DETAIL IN EACH SUPPLEMENT TO THIS PROSPECTUS UNDER THE HEADING "RISK FACTORS." YOU SHOULD REVIEW THAT SECTION OF THE PROSPECTUS SUPPLEMENT FOR A DISCUSSION OF MATTERS THAT INVESTORS IN OUR SECURITIES SHOULD CONSIDER.

                                   ----------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


         This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

                                   ----------

               The date of this prospectus is             , 2001

                                TABLE OF CONTENTS



 ABOUT THIS PROSPECTUS............................................................................................3
 WHERE YOU CAN FIND MORE INFORMATION..............................................................................3
 FORWARD-LOOKING STATEMENTS.......................................................................................5
 WILLIAMS COMMUNICATIONS GROUP, INC...............................................................................7
 USE OF PROCEEDS..................................................................................................7
 RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND
     REQUIREMENTS.................................................................................................8
 DESCRIPTION OF CAPITAL STOCK.....................................................................................9
 DESCRIPTION OF DEPOSITARY SHARES................................................................................17
 DESCRIPTION OF DEBT SECURITIES..................................................................................21
 DESCRIPTION OF WARRANTS.........................................................................................31
 DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS................................................33
 DESCRIPTION OF SUBSCRIPTION RIGHTS..............................................................................34
 PLAN OF DISTRIBUTION............................................................................................36
 LEGAL MATTERS...................................................................................................38
 EXPERTS.........................................................................................................38

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."


                       WHERE YOU CAN FIND MORE INFORMATION


         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may inspect and copy any of these documents at the public reference facilities of the SEC at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 233 Broadway, New York, New York 10279. You can obtain information on the operation of the SEC's public reference facilities by calling 1-800-SEC-0330. Information which we have filed is also available at the SEC's worldwide web site at http://www.sec.gov which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You can also obtain these materials at set rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.


         This prospectus is part of a registration statement filed by us with the SEC. You can obtain the full registration statement from the SEC as indicated above or from us.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we later file with the SEC will automatically update and supercede this information. In addition, any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the initial filing of the registration statement and prior to the effectiveness of the registration statement will be incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, until the termination of the offering of the securities made by this prospectus:

         o our registration statement on Form 8-A, filed September 29, 1999, which contains a description of our Class A common stock, including any amendment or report filed for the purposes of updating that description;


         o        our annual report on Form 10-K/A for the year ended December
                  31, 2000;

         o our quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001; and

         o our current reports on Form 8-K filed with the SEC on January 17, 2001; January 31, 2001; February 2, 2001; April 4, 2001;
                  April 19, 2001; May 3, 2001; May 30, 2001; June 1, 2001; June
                  27, 2001; July 25, 2001; August 3, 2001; August 28, 2001;
                  September 11, 2001; September 20, 2001; September 21, 2001; October 12, 2001; November 2, 2001, and December 13, 2001.


         We will provide without charge, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus (other than exhibits that are specifically incorporated by reference into those documents). Requests should be directed to:

                         Williams Communications Group, Inc.
                         One Technology Center
                         Tulsa, Oklahoma 74103
                         (918) 547-6000
                         Attention: Corporate Secretary


         The reports, proxy statements and other information we file with the SEC can also be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10002. For more information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

         You should rely only on the information incorporated by reference or provided in this prospectus and its supplement(s). We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                           FORWARD-LOOKING STATEMENTS



     Certain matters discussed in this prospectus (including the documents incorporated by reference herein) and the accompanying prospectus supplement, excluding historical information, include forward-looking statements - statements that discuss our expected future results based on current and pending business operations. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

     Forward-looking statements can be identified by words such as "anticipates," "believes," "expects," "planned," "scheduled" or similar expressions. Although we believe these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of risks, assumptions, and uncertainties that could cause our actual results to differ materially from those projected. In addition to risk factors set forth in our filings with the Securities and Exchange Commission, the following important factors could cause actual results to differ materially from any results projected, forecasted, estimated, or budgeted:

     o The effects of and changes in political and/or economic conditions, including inflation, interest rates and monetary conditions, and in communications, trade, monetary, fiscal and tax policies in the United States and in foreign markets, including Asia, Australia, Europe and South America.

     o The effects of and changes in political and/or economic conditions resulting from acts of war and/or terrorism.

     o Conditions of the capital markets that we utilize to access capital to finance operations.

     o Our ability in a cost-effective way to raise capital and manage cash to sustain operating cash flow, make capital expenditures, and meet debt obligations.

     o Our ability to adapt to further deterioration in the capital markets and the telecommunications industry, particularly as a result of the perceived oversupply of bandwidth.

     o Our ability to meet the debt covenant requirements under our debt obligations.

     o The availability of credit terms more acceptable to us than those in our existing credit agreements.

     o The successful collection of the proceeds from the assets retained in connection with the sale of our Solutions unit.

     o The successful collection of the note received from the sale of our remaining economic interest in ATL.

     o Our ability to manage operating costs and capital spending without limiting revenue growth.

     o The financial health of our customers and our ability to collect revenues from customers.

     o Changes in the technological, regulatory or business environment applicable to us or the telecommunications industry generally.

     o Termination of our SBC strategic alliance or SBC's inability to obtain regulatory approval to provide long-distance telecommunications services within markets in which it currently provides local services.

     o    Loss of a high volume Network customer.

     o Technological developments, high levels of competition, lack of customer diversification, and general uncertainties of government regulation in the telecommunications industry.

     o Our ability to deploy sophisticated technologies on a local-to-global basis.

     o Our ability to expand and enhance the network in response to customer demands and industry changes.

     o The ability of our Network unit to timely turn up service requests and minimize service interruptions.

     o Our ability to obtain additional capacity for our network from other providers.

     o Our ability to expand our network and to deploy our MediaXtranet strategy as needed to remain competitive and to maintain leading-edge technology.

     o    Our ability to successfully market capacity on our network.

     o The ability of each of our operating segments to implement successfully key systems, such as order entry systems and service delivery systems, within currently estimated time frames and budgets.

     o    Our ability to develop the "Williams Communications" brand.

     o Our ability, in a cost-effective way, to obtain and maintain necessary rights of way for our network.

     o The realization of revenues from our products and services in the early stages of development or operation.

     o Significant competition on pricing and product offerings for our Network unit.

     o Changes in external competitive market factors that might affect results of our operations.

     o    The effect of changes in accounting policies.

     o    Our ability to attract and retain qualified employees.

     o The cost and effects of legal and administrative claims and proceedings against us or our subsidiaries.

     o Our ability to develop financial, management, and operating controls to manage costs and rapid growth.

     o Our completion of the purchase and successful integration of the assets of iBEAM Broadcasting Corp.

     o Our completion of the purchase and successful integration of the assets of CoreExpress, Inc.

     o    Our ability to successfully integrate any newly acquired businesses.


         You should carefully review our consolidated financial statements and related notes incorporated by reference in this prospectus, as well as the risk factors described in any supplement to this prospectus, before deciding to invest in our securities.

                       WILLIAMS COMMUNICATIONS GROUP, INC.


         We own or lease, operate and have substantially completed a nationwide intercity fiber-optic network, which we are extending locally and globally. We operate principally through two business units. Our network unit provides Internet, data, voice and video services exclusively to communications service providers. Through our broadband media unit, we transmit live and non-live media content worldwide, including broadcast news, sports, advertising and special events. We have formed strategic alliances with communications companies to secure long-term, high-capacity commitments for traffic on our network and to enhance our service offerings.



         Prior to the initial public offering of our Class A common stock in October 1999, our company was a wholly owned subsidiary of The Williams Companies, Inc. On April 23, 2001, Williams distributed approximately 95% of our common stock to Williams' stockholders in a tax-free spin-off of our business. Following the distribution, Williams retained approximately 5% of our Class A common stock which Williams has committed to the IRS to sell within five years of the tax-free spin-off.

         Our principal executive offices are located at One Technology Center, Tulsa, Oklahoma 74103, and our telephone number is (918) 547-6000.


         Except when used in the section below entitled "Description of Debt Securities," and unless the context otherwise requires, when we refer in this prospectus to "we," "us" or "our" or use similar terms, we mean Williams Communications Group, Inc. and all of its subsidiaries, collectively.

                                 USE OF PROCEEDS

         Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities described in this prospectus for the enhancement and expansion of our network and for working capital and general corporate purposes, which may include repayment of outstanding debt, capital expenditures, investments or any other purposes that we may specify in a prospectus supplement. Pending such application, we may invest the net proceeds in short-term, interest-bearing securities.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
                   RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS


         The following table presents our deficiency of earnings to cover fixed charges for the periods shown.




                                   Nine Months
                                      Ended
                                  September 30,                             Ended December 31, Year
                                  -------------       --------------------------------------------------------------------
                                      2001              2000           1999          1998           1997            1996
                                  -------------      ---------      ---------      ---------      ---------      ---------
                                                                         (In thousands)
Deficiency of Earnings to
   cover fixed Charges ......     $  (1,045,334)     $(482,690)     $(343,619)     $(156,690)     $ (63,539)     $ (10,153)



         The following table presents our deficiency of earnings to cover combined fixed charges and preferred stock dividend requirements for the periods shown.




                                   Nine Months
                                      Ended
                                  September 30,                            Year Ended December 31,
                                  -------------      ---------------------------------------------------------------------
                                      2001             2000           1999           1998           1997            1996
                                  -------------      ---------      ---------      ---------      ---------      ---------
                                                                       (In thousands)
Deficiency of earnings to
   cover combined fixed
   charges and preferred
   stock dividend
   requirements .............     $  (1,058,502)     $(487,646)     $(343,619)     $(156,690)     $ (63,539)     $ (10,153)

                          DESCRIPTION OF CAPITAL STOCK

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

GENERAL

         Under our restated certificate of incorporation, we are authorized to issue 1,000,000,000 shares of Class A common stock and 500,000,000 shares of Class B common stock, par value $0.01 per share. The holders of Class A common stock and Class B common stock have identical rights except with respect to voting, conversion and transfer.

VOTING RIGHTS

         Holders of our Class A common stock are entitled to one vote per share on all matters to be voted on by stockholders, while holders of Class B common stock are entitled to 10 votes per share. Holders of shares of our Class A common stock and Class B common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all holders of our Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law or in our restated certificate of incorporation, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to our restated certificate of incorporation must be approved by a majority of the votes entitled to be cast by all holders of our Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. However, amendments to our restated certificate of incorporation that would alter or change the powers, preferences or special rights of our Class A common stock or Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the common stock of that class, voting as a separate class. Any amendment to our restated certificate of incorporation to increase the authorized shares of any class requires the approval only of a majority of the votes entitled to be cast by all holders of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to the rights set forth in any series of preferred stock created as described below.

DIVIDENDS

         Holders of our Class A common stock and Class B common stock will share equally on a per share basis in any dividend declared by the board of directors, subject to any preferential rights of any outstanding preferred stock. Dividends consisting of shares of Class A common stock and Class B common stock may be paid only as follows:

                  (a) shares of Class A common stock may be paid only to holders of Class A common stock, and shares of Class B common stock may be paid only to holders of Class B common stock; and

                  (b) the number of shares so paid will be equal on a per share basis with respect to each outstanding share of Class A common stock and Class B common stock.

         We may not split, reclassify, subdivide or combine shares of either class of common stock without at the same time proportionally reclassifying, subdividing or combining shares of the other class.

ISSUANCE OF CLASS B COMMON STOCK, OPTIONS OR WARRANTS

         Subject to certain provisions regarding dividends and other distributions described above, we will not be entitled to issue additional shares of Class B common stock, or issue options, rights or warrants to subscribe for additional shares of Class B common stock, except that we may make a pro rata offer to all holders of common stock of rights to purchase additional shares of the class of common stock held by them. The Class A common stock and the Class B common stock will be treated equally with respect to any offer we make to holders of common stock of options, rights or warrants to subscribe for any of our other capital stock.

MERGER OR CONSOLIDATION

         In the event of a merger or consolidation, the holders of our Class A common stock and Class B common stock will be entitled to receive the same per share consideration, if any, except that if the consideration includes voting securities, or the right to acquire voting securities or securities exchangeable for, or convertible into, voting securities, we may, but are not required to, provide for the holders of Class B common stock to receive consideration entitling them to 10 times the number of votes per share as the consideration being received by holders of Class A common stock.


LISTING


         Our Class A common stock is listed on the New York Stock Exchange under the symbol "WCG." Our Class B common stock is not listed.


TRANSFER AGENT


         The transfer agent and registrar for our Class A common stock is The Bank of New York.


PREFERRED STOCK

GENERAL


         Under our restated certificate of incorporation, we are authorized to issue 500,000,000 shares of preferred stock, par value $.01 per share. At September 30, 2001, a total of 5,000,000 shares of our 6.75% Redeemable Cumulative Convertible Preferred Stock, par value $0.01 per share, which we refer to as our 6.75% preferred stock, were issued and outstanding. Our board of directors has also authorized a series of our preferred stock, designated as the Series A Junior Participating Preferred Stock, par value $0.01 per share, for issuance under our stockholder rights plan. Our Series A Junior Participating Preferred Stock, which we refer to as our Series A preferred stock, is described in the discussion of our stockholder rights plan under "--Stockholder rights plan" below.


         Our board of directors is empowered, without approval of the stockholders, to cause shares of preferred stock to be issued from time to time in one or more additional series, and the board of directors may fix the number of shares of each new series and the designation, powers, privileges, preferences and rights and the qualifications, limitations and restrictions of the shares of each series.

         The specific matters that our board of directors may determine include the following:

         o        the designation of each series

         o        the number of shares of each series

         o        the rate of any dividends

         o        whether any dividends shall be cumulative or non-cumulative

         o        the terms of any redemption

         o the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company

         o        rights and terms of any conversion or exchange

         o restrictions on the issuance of shares of the same series or any other series

         o        any voting rights

         The prospectus supplement relating to any new series of preferred stock issued hereunder will specify the applicable terms, which may include those listed above. The issuance of shares of our preferred stock, or the issuance of rights to purchase shares of our preferred stock, could be used to discourage an unsolicited acquisition proposal. For example, a business combination could be impeded by our issuing a series of preferred stock containing class voting rights that would enable the holder or holders of this series to block such a transaction. Alternatively, a business combination could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of our stockholders.

         In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power and other rights of the holders of our common stock. Although our board is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, it could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of the stock. Our board does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

6.75% PREFERRED STOCK

         GENERAL. In September 2000, we issued 5,000,000 shares of our 6.75% preferred stock with a liquidation preference of $50.00 per share.


         DIVIDENDS. Dividends on our 6.75% preferred stock are cumulative from the date of issue and are payable on January 15, April 15, July 15, and October 15 of each year, beginning on January 15, 2001, at an annual rate of 6.75% of the $50.00 liquidation preference per share. The terms of our credit facility and our senior redeemable notes currently restrict our ability to pay cash dividends. We have the option, however, to pay all or any part of a dividend by delivering shares of our Class A common stock to the transfer agent to be resold for cash. In this case, we must deliver to the transfer agent a number of shares of our Class A common stock which, when resold by the transfer agent, will result in net cash proceeds sufficient to pay the applicable dividend in cash to the holders of the shares of preferred stock.


         CONVERSION. Each share of our 6.75% preferred stock is convertible, at the option of the holder, into 1.7610 shares of our Class A common stock, based on a conversion price of $28.39 per share, subject to adjustment in a number of circumstances. On or after October 15, 2005, we may, at our option, cause the conversion rights on our shares of our 6.75% preferred stock to terminate. We may exercise this option only if, for at least 20 trading days within any period of 30 consecutive trading days, including the last trading day of that period, the current market price of our Class A common stock exceeds $39.75 per share, which is equal to 140% of the conversion price, subject to adjustment in a number of circumstances.

         OPTIONAL REDEMPTION. We may not redeem any shares of our 6.75% preferred stock at any time before October 15, 2005. Thereafter, we may, at our option, redeem all or any part of the shares of 6.75% preferred stock at a redemption price equal to 103.38% of the liquidation preference if we redeem the shares in 2005, and thereafter this percentage gradually declines to 100% on and after October 15, 2010, plus accumulated and unpaid dividends, including special dividends, if any, to the redemption date. The terms of our debt instruments currently restrict our ability to redeem shares of our 6.75% preferred stock.

         MANDATORY REDEMPTION. On October 15, 2012, we will be obligated to redeem all currently outstanding shares of preferred stock for cash, upon not less than 30 or more than 60 days prior notice sent by first class mail to each holder's registered address, at 100% of the liquidation preference per share, plus accumulated and unpaid dividends, including special dividends, if any, to the date of redemption.

         RANKING. Our 6.75% preferred stock is, with respect to dividend rights and rights upon liquidation, winding up or dissolution, junior to all our existing and future debt obligations; junior to each class or series of capital stock other than our Class A common stock, our Class B common stock and any other class or series of our capital stock the terms of which provide that such class or series will rank junior to our 6.75% preferred stock; and on a parity with each class or series of our capital stock the terms of which provide that such class will rank on a parity with our 6.75% preferred stock.

STOCKHOLDER RIGHTS PLAN

         Our board has adopted a stockholder rights plan. Pursuant to the rights plan, one right will be issued and attached to each outstanding share of our Class A common stock and Class B common stock. For purposes of this section of this prospectus, we refer to our Class A common stock and Class B common stock collectively as our common stock. Each right will entitle the holder, in circumstances described below, to purchase from our company a unit consisting of one one-hundredth of a share of Series A preferred stock, par value $0.01 per share, at an exercise price of $100 per right, subject to adjustment in certain events.

         Initially, the rights will be attached to all certificates representing outstanding shares of common stock and will be transferred with and only with these certificates. The rights will become exercisable and separately certificated only upon the distribution date, which will occur upon the earlier of the following:

         o ten business days following a public announcement that a person or group other than specified exempt persons has acquired or obtained the right to acquire beneficial ownership of 15% or more of the shares of our common stock then outstanding

         o ten business days, or later if determined by our board prior to any person acquiring 15% or more of the shares of our common stock then outstanding, following the commencement or announcement of an intention to commence a tender offer or exchange offer that would result in a person or group becoming an acquiring person

         As soon as practicable after the distribution date, certificates will be mailed to holders of record of our common stock as of the close of business on the distribution date. From and after the distribution date, the separate certificates alone will represent the rights. Prior to the distribution date, all shares of common stock issued will be issued with rights. Shares of common stock issued after the distribution date will not be issued with rights, except that shares issued pursuant to any of the following that exist prior to the distribution date may be issued with rights:

         o the exercise of stock options that exist prior to the distribution date

         o under employee plans or arrangements that exist prior to the distribution date

         o        upon exercise, conversion or exchange of certain securities

         o        in other cases as may be deemed appropriate by our board

         The final expiration date of the rights will be at the close of business on June 30, 2009, unless earlier redeemed or exchanged by us as described below.

         In the event that a person acquires 15% or more of the shares of our common stock then outstanding, except pursuant to any action or transaction approved by our board before the person acquires 15% or more of the shares of our common stock then outstanding, each holder of a right other than that person and related parties, whose rights will automatically become null and void, will thereafter be entitled to receive, upon exercise of the right, a number of shares of our Class A common stock, or, in some circumstances, cash, property or other securities of our company, having a current market price averaged over the previous 30 consecutive trading days equal to two times the exercise price of the right.

         In the event that, at any time on or after a person acquires 15% or more of the shares of our common stock then outstanding, we effect a merger or other business combination in which we are not the surviving entity, or any shares of our common stock are changed into or exchanged for other securities, or 50% or more of our assets, cash flow or earning power is sold or transferred, then each holder of a right, except rights owned by any person who has acquired 15% or more of the shares of our common stock then outstanding or related parties, which will have become void as set forth above, shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a fair market value equal to two times the exercise price of the right.

         The exercise price payable, and the number of units of Series A preferred stock, shares of our common stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of a stock dividend or distribution on our common stock, a grant or distribution to


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

holders of our common stock of specified subscription rights, warrants, evidence of indebtedness, cash or other assets, or other similar events.

         No fractional units will be issued. In lieu thereof, an adjustment in cash will be made based on the market price of our Class A common stock on the last trading date prior to the date of exercise. Pursuant to the rights plan, we reserve the right to require prior to the occurrence of one of the events that triggers the ability to exercise the rights that, upon any exercise of rights, a number of rights be exercised so that only whole shares of Series A preferred stock will be issued.

         We will also have the option, at any time after a person acquires 15% or more of our common stock, but not after a person has become the beneficial owner of 50% or more of our common stock then outstanding, to exchange the rights, other than rights owned by an acquiring person or related parties, which will have become void, in whole or in part, at an exchange ratio of one share of common stock, and/or other equity securities deemed to have the same value as one share of common stock, per right, subject to adjustment.

         At any time prior to the close of business on the tenth business day following the first public announcement that an acquiring person has become an acquiring person, by vote of a majority of our board, we may redeem the rights in whole, but not in part, at a price of $0.01 per right, payable, at our option, in cash, shares of capital stock or such other consideration as our board may determine. The rights will terminate at the time so designated by our board and thereafter the only right of the holders of rights will be to receive the redemption price.

         Prior to the distribution date, we may amend the rights plan in any manner. After the distribution date, so long as the rights are redeemable, we may amend the rights in any manner that does not materially adversely affect the interests of holders of the rights other than acquiring persons. Until a right is exercised, the holder, as such, will have no rights as a stockholder of our company, including the right to vote or to receive dividends.

         The certificate of designations of the Series A preferred stock provides that each share of Series A preferred stock that may be issued upon exercise of the rights will be entitled to receive, when, as and if declared, cash and non-cash dividends equal to 100 times the aggregate per share amount of all cash and non-cash dividends declared or paid on our common stock, subject to adjustments for stock splits or dividends payable in our common stock or reclassifications of our common stock.

         Holders of Series A preferred stock will have 100 votes per share, subject to adjustments for stock splits or dividends payable in our common stock or reclassifications of our common stock and, except as otherwise provided by the certificate of designations, our restated certificate of incorporation or applicable law, shall vote together with holders of our common stock as a single class. In the event that dividends on the Series A preferred stock are in arrears in an amount equal to six quarterly dividends, all holders of preferred stock (including Series A preferred stock) with dividends in arrears in that amount, voting as a class, will have the right to elect two members to our board, to serve until the election of their successors by the holders of preferred stock or until such earlier time as all accrued and unpaid preferential quarterly cash dividends are paid in full.

         In the event of the liquidation, dissolution or winding up of our company, we may not make any distribution to the holders of shares of stock ranking junior to the Series A preferred stock until we have paid holders of Series A preferred stock an amount per share equal to $100 plus accrued and unpaid dividends and distributions on the Series A preferred stock to the date of payment. After that payment, we may make no additional distributions to holders of Series A preferred stock until we have paid holders of our Class A common stock and Class B common stock an amount per share equal to one-hundredth of the per share liquidation amount paid to holders of Series A preferred stock. After we have paid this amount to holders of our Class A common stock and Class B common stock, we will distribute any remaining assets to holders of Series A preferred stock and holders of our Class A common stock and Class B common stock in the ratio of 100:1.

         In the event of a consolidation, merger or other transaction in which the shares of our common stock are exchanged, holders of shares of Series A preferred stock will be entitled to receive for each share of Series A preferred stock held by them the amount and type of consideration equal to 100 times the aggregate per share amount received by the holders of our common stock, subject to adjustments for stock splits or dividends payable in our Class A common stock or reclassifications of our Class A common stock.

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

         Except for the acquisition of shares of Series A preferred stock in any other manner permitted by law, our certificate of designations or our restated certificate of incorporation, the shares of Series A preferred stock are not redeemable at the option of our company or any holder thereof.

         The rights will have certain anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire our company without the approval of our board. As a result, the rights may render more difficult or discourage any attempt to acquire our company, even if such acquisition may be in the interest of our stockholders. Because our board can redeem the rights or approve a permitted offer, the rights will not interfere with a merger or other business combination approved by our board.




PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION, OUR BY-LAWS AND DELAWARE LAW

NOTICE OF STOCKHOLDERS' MEETING

         Our by-laws contain provisions requiring that advance notice be delivered to us of any business to be brought by a stockholder before an annual or special meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to our board. Generally, these advance notice provisions require that the stockholder must give written notice to the secretary of our company:

         o in the case of an annual meeting, not less than 90 days nor more than 120 days before the first anniversary of the preceding year's annual meeting of stockholders

         o in the case of a special meeting, not less than 90 days, or, if later, 10 days after the first public announcement of the date of the special meeting, nor more than 120 days prior to the scheduled date of such special meeting


         In each case, the notice must set forth specific information regarding the stockholder giving the notice and each director nominee or other business proposed by the stockholder, as applicable, as provided in our by-laws. Generally, only business set forth in the notice for a special meeting of stockholders may be conducted at a special meeting.


DIRECTORS


         Our by-laws provide, in accordance with our restated certificate of incorporation, that, except as may be provided in connection with the issuance of any series of preferred stock, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the whole board, as that term is defined in our restated certificate of incorporation. Our restated certificate of incorporation provides for a classified board of directors, consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual stockholders' meeting for election of directors following the most recent election of that class, except that the current terms of two of the classes expire in 2002 and 2003.

         Subject to the rights of the holders of any series of preferred stock to elect and remove additional directors under specified circumstances, a director of our company may be removed only for cause by affirmative vote of the holders of at least a majority of the voting power of all of our outstanding shares generally entitled to vote in the election of directors, voting together as a single class, and vacancies on our board may only be filled by the affirmative vote of a majority of the remaining directors.


         Our restated certificate of incorporation provides that stockholders may not act by written consent in lieu of a meeting. Special meetings of the stockholders may be called only by a majority of the whole board, but may not be called by stockholders.


         The inclusion of this provision in our restated certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against our directors, and may discourage or deter stockholders or management


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

from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited our company and our stockholders.

AMENDMENT OF OUR BY-LAWS


         In general, our by-laws may be altered or repealed and new by-laws adopted by the holders of a majority of our voting stock or by a majority of the whole board. However, specified provisions, including those relating to the limitation of actions by stockholders taken by written consent, the calling of special stockholder meetings, other stockholder actions and proposals and certain matters related to our board, may be amended only by the affirmative vote of holders of at least 80% of the total voting stock.


LIMITATION ON LIABILITY OF DIRECTORS

         Our restated certificate of incorporation provides, as authorized by
Section 102(b)(7) of the Delaware General Corporation Law, which we refer to as the DGCL, that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability imposed by law, as in effect from time to time, for the following:

         o any breach of the director's duty of loyalty to our company or our stockholders

         o any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law

         o unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL

         o any transaction from which the director derived an improper personal benefit

LIMITATIONS ON CHANGES OF CONTROL OF OUR COMPANY

         The provisions of our restated certificate of incorporation, by-laws and stockholder rights plan described above, as well as the provisions of
Section 203 of the DGCL described below, could have the following effects, among others:

         o        delaying, deferring or preventing a change in control

         o delaying, deferring or preventing the removal of existing management

         o deterring potential acquirors from making an offer to our stockholders

         o limiting any opportunity of our stockholders to realize premiums over prevailing market prices of our common stock in connection with offers by potential acquirors

         Any of the above could occur, notwithstanding that a majority of our stockholders might benefit from such a change in control or offer.




SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

         We are a Delaware corporation and subject to Section 203 of the DGCL. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the time that stockholder became an interested stockholder unless, as described below, specified conditions are satisfied. Thus, it may make acquisition of control of our company more difficult. See " -- Limitations on changes of control of our company" above. The prohibitions in Section 203 of the DGCL do not apply if the following occur:


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

         o prior to the time the stockholder became an interested stockholder, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder

         o upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of our company outstanding at the time the transaction commenced

         o at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by our board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder

         Under Section 203 of the DGCL, a business combination includes the following:

         o any merger or consolidation of our company with the interested stockholder

         o any sale, lease, exchange or other disposition, except proportionately as a stockholder of our company, to or with the interested stockholder of assets of our company having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of our company or the aggregate market value of all the outstanding stock of our company

         o specified transactions resulting in the issuance or transfer by our company of our stock to the interested stockholder

         o specified transactions involving our company which have the effect of increasing the proportionate share of the stock of any class or series of our company which is owned by the interested stockholder

         o specified transactions in which the interested stockholder receives financial benefits provided by us

         Under Section 203 of the DGCL, an interested stockholder generally is one of the following:

         o any person that owns 15% or more of the outstanding voting stock of our company

         o any person that is an affiliate or associate of our company and was the owner of 15% or more of the outstanding voting stock of our company at any time within the three-year period prior to the date on which it is sought to be determined whether that person is an interested stockholder

         o        the affiliates or associates of that person






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


                        DESCRIPTION OF DEPOSITARY SHARES

         The following description is a general summary of the terms of the depositary shares which we may issue. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.

GENERAL

         We may issue depositary receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of our preferred stock, as specified in the applicable prospectus supplement. Shares of preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement between the entity named as depositary in the deposit agreement and us. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of preferred stock represented by the depositary shares evidenced by that depositary receipt, to all the rights and preferences of the preferred stock represented by those depositary shares, including dividend, voting, conversion, redemption and liquidation rights.

         The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of our preferred stock to the depositary, we will cause the depositary to issue, on our behalf, depositary receipts evidencing the depository shares. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request, and the statements made in this summary relating to the deposit agreement and the depositary receipts to be issued under the deposit agreement are summaries of provisions of the deposit agreement and the related depositary receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

         The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to the obligations of holders to file proofs, certificates and other information and to pay some charges and expenses to the depositary.

         In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled to that property, subject to the obligations of holders to file proofs, certificates and other information and to pay some charges and expenses to the depositary, unless the depositary determines that it is not feasible to make the distribution, in which case the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

         No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock converted into other securities.

WITHDRAWAL OF PREFERRED STOCK

         Upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption or converted into other securities, the holders of those depositary receipts will be entitled to delivery at the corporate trust office, to or upon the holder's order, of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares evidenced by the depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of preferred stock represented by the depositary share as specified in the applicable prospectus supplement, but holders of the shares of preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.



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

REDEMPTION OF DEPOSITARY SHARES

         Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of the preferred stock so redeemed, provided we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata, as nearly as may be practicable without creating fractional depositary shares, or by another equitable method.

         From and after the date fixed for redemption, all dividends in respect of the shares of preferred stock called for redemption will cease to accrue, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares called for redemption will cease, except the right to receive any moneys payable upon the redemption and any money or other property to which the holders of the depositary receipts were entitled upon the redemption and surrender thereof to the depositary.

VOTING OF THE PREFERRED STOCK

         Upon receipt of notice of any meeting at which the holders of the class of preferred stock deposited with the depositary are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder's depositary shares. The depositary will vote the amount of preferred stock represented by the depositary shares in accordance with the instructions, and we will agree to take all reasonable action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting the amount of preferred stock represented by the depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares. The depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as such action or non-action is in good faith and does not result from negligence or willful misconduct of the depositary.

LIQUIDATION PREFERENCE

         In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

CONVERSION OF PREFERRED STOCK

         The depositary shares, as such, are not convertible into either our Class A or our Class B common stock or any of our other securities or property. Nevertheless, if specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by their holders to the depositary with written instructions to the depositary to instruct us to cause conversion of the preferred stock represented by the depositary shares evidenced by the depositary receipts into whole shares of our Class A common stock, other shares of our preferred stock or other of our equity or debt securities, and we have agreed that upon receipt of those instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of Class A common stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, we will pay an amount in cash equal to the value of the fractional interest based upon the average of the closing prices of the Class A common stock for a specified period of time prior to the conversion.




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

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

         The form of depositary receipt evidencing the depositary shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between the depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless such amendment has been approved by the existing holders of at least a majority of the depositary shares evidenced by the depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such receipt, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.

         Unless specified otherwise in the applicable prospectus supplement, we may terminate the deposit agreement upon not less than 30 days' prior written notice to the depositary if a majority of each class of depositary shares affected by such termination consents, whereupon the depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the depositary with respect to such depositary receipt. In addition, the deposit agreement will automatically terminate if:

         o        all outstanding depositary shares shall have been redeemed

         o there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock

         o each share of the related preferred stock shall have been converted into our securities not represented by depositary shares

CHARGES OF PREFERRED STOCK DEPOSITARY

         We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.

MISCELLANEOUS

         The depositary will forward to holders of depositary receipts any reports and communications from us which are received by the depositary with respect to the related preferred stock.

         Unless specified otherwise in the applicable prospectus supplement, neither we nor the depositary will be liable if either of us is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. The obligations of the depositary and our company under the deposit agreement will be limited to performing their duties thereunder in good faith and without negligence, in the case of any action or inaction in the voting of preferred stock represented by the depositary shares, gross negligence or willful misconduct, and we and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of


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

depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

         In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from us.


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


                         DESCRIPTION OF DEBT SECURITIES

GENERAL

         The debt securities will constitute senior, senior subordinated or subordinated debt of WCG. In this description of the debt securities, the term "WCG" refers to Williams Communications Group, Inc. and does not include its subsidiaries, except for purposes of financial data determined on a consolidated basis. We will issue debt securities under a debt indenture between WCG and The Bank of New York, as trustee. This prospectus refers to The Bank of New York as the trustee. We have filed the form of the indenture as an exhibit to the registration statement of which this prospectus is a part.

         THE FOLLOWING DESCRIPTION IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE INDENTURE. IT DOES NOT RESTATE THE INDENTURE IN ITS ENTIRETY. THE INDENTURE IS GOVERNED BY THE TRUST INDENTURE ACT OF 1939. THE TERMS OF THE DEBT SECURITIES INCLUDE THOSE STATED IN THE INDENTURE AND THOSE MADE PART OF THE INDENTURE BY REFERENCE TO THE TRUST INDENTURE ACT. WE URGE YOU TO READ THE INDENTURE BECAUSE IT, AND NOT THIS DESCRIPTION, DEFINES YOUR RIGHTS AS A HOLDER OF THE DEBT SECURITIES. Wherever this prospectus refers to particular sections or defined terms of the indenture, these sections or defined terms are incorporated by reference in this prospectus as part of the statement made, and the statement is qualified in its entirety by such reference. The indenture contains no covenant or provision which affords debt holders protection in the event of a highly leveraged transaction.


         WCG's subsidiaries will have no direct obligation to pay amounts due on the debt securities. The debt securities effectively will be subordinated to all existing and future indebtedness and other liabilities of WCG's subsidiaries, including trade payables, our credit facility and our asset defeasance program. Such indebtedness would effectively rank senior to the debt securities. The indenture permits WCG and its subsidiaries to incur substantial amounts of additional indebtedness and other liabilities. Any rights of WCG and its creditors, including the holders of debt securities, to participate in the assets of any of WCG's subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors, including trade creditors.


INFORMATION YOU WILL FIND IN THE PROSPECTUS SUPPLEMENT

         The indenture provides that we may issue debt securities from time to time in one or more series and that we may denominate the debt securities and make them payable in foreign currencies. The prospectus supplement will provide information relating to the terms of the debt securities being offered, which may include:

         o        classification as senior or subordinated debt securities

         o ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiary debt

         o if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness

         o the specific designation, aggregate principal amount, purchase price and denomination of such debt securities

         o whether the debt securities are convertible or exchangeable and on what terms

         o currency or units based on or relating to currencies in which the debt securities are denominated and/or in which principal, premium, if any, and/or any interest will or may be payable

         o        maturity date

         o interest rate or rates, if any, or the method by which the rate will be determined


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

         o        the dates on which any interest will be payable

         o the place or places where the principal of and interest, if any, on the debt securities will be payable

         o        any redemption or sinking fund provisions

         o whether the debt securities will be issuable in registered or bearer form or both and, if debt securities in bearer form are issuable, restrictions applicable to the exchange of one form for another and to the offer, sale, and delivery of debt securities in bearer form

         o any applicable United States federal income tax consequences, including whether and under what circumstances we will pay additional amounts on debt securities held by a person who is not a U.S. person, as defined in the prospectus supplement, in respect of any tax, assessment, or governmental charge withheld or deducted, and if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts

         o any other specific terms of the debt securities, including any additional events of default or covenants with respect to the debt securities

         Holders of debt securities may present debt securities for exchange in the manner, at the places, and subject to the restrictions set forth in the debt securities and the prospectus supplement. Holders of registered debt securities may present debt securities for transfer in the manner, at the places, and subject to the restrictions set forth in the debt securities and the prospectus supplement. We will provide these services without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indenture. Debt securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

SENIOR DEBT

         We will issue the senior debt securities under the indenture and any coupons that will constitute part of the senior debt of WCG. The senior debt securities will be senior unsecured obligations of WCG, ranking equally with all of WCG's existing and future senior unsecured debt. The senior debt securities will be senior to all of WCG's subordinated debt and junior to any secured debt WCG may incur as to the assets securing such debt. Substantially all the operations of WCG are conducted through its subsidiaries and, therefore, WCG is dependent upon cash flow from those entities to meet its obligations. The payment of dividends and the making of loans and advances to WCG by its subsidiaries are subject to various restrictions. Future debt of certain of WCG's subsidiaries may prohibit the payment of dividends or the making of loans or advances to WCG. In addition, the ability of subsidiaries of WCG to make such payments, loans or advances to WCG is limited by the laws of the relevant jurisdictions in which such subsidiaries are organized or located. In some cases, the prior or subsequent approval of such payments, loans or advances by such subsidiaries to WCG may be required from applicable regulatory bodies or other governmental entities.

SUBORDINATED DEBT

         We will issue the subordinated debt securities under the indenture and any coupons that will constitute part of the subordinated debt of WCG. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture, to all "senior indebtedness" of WCG. The indenture defines "senior indebtedness" as obligations of, or guaranteed or assumed by, WCG for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation. "Senior indebtedness" does not include nonrecourse obligations, the subordinated debt securities, including senior subordinated debt securities, or any other obligations specifically designated as being subordinate in right of payment to senior indebtedness.

         In general, the holders of all senior indebtedness are entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities or coupons are entitled to

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

receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:

         o any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings which concern us or a substantial part of our property

         o a default having occurred for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both; this type of an event of default must have continued beyond the period of grace, if any, provided for this type of an event of default under the senior indebtedness, and this type of an event of default shall not have been cured or waived or shall not have ceased to exist

         o the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default contained in the indenture; this declaration must not have been rescinded and annulled as provided in the indenture

         If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

SENIOR SUBORDINATED DEBT

         We will issue the senior subordinated debt securities under the indenture and any coupons that will constitute part of the senior subordinated debt of WCG. These senior subordinated debt securities will be, to the extent and in the manner set forth in the indenture, subordinate and junior in right of payment to all "senior indebtedness" of WCG and senior to other subordinate debt of WCG. See the discussions above under "--Senior debt" and "--Subordinated debt" for a more detailed explanation of WCG's senior and subordinated indebtedness.

INTEREST RATE

         Debt securities that bear interest will do so at a fixed rate or a floating rate. We will sell, at a discount below the stated principal amount, any debt securities which bear no interest or which bear interest at a rate that at the time of issuance is below the prevailing market rate.

         The relevant prospectus supplement will describe the special United States federal income tax considerations applicable to:

         o        any discounted debt securities

         o any debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes

REGISTERED GLOBAL SECURITIES

GENERAL

         WCG may issue registered debt securities of a series in the form of one or more fully registered global securities. WCG will deposit the registered global security with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series. WCG will then issue one or more registered global securities in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by the registered global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred, except as a whole in three cases:

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

         o by the depositary for the registered global security to a nominee of the depositary

         o by a nominee of the depositary to the depositary or another nominee of the depositary

         o by the depositary or any nominee to a successor of the depositary or a nominee of the successor

         The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement concerning any portion of the debt securities to be represented by a registered global security. WCG anticipates that the following provisions will apply to all depositary arrangements.

         Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by the registered global security to the accounts of persons that have accounts with the depositary. These persons are referred to as "participants." Any underwriters or agents participating in the distribution of debt securities represented by the registered global security will designate the accounts to be credited. Only participants or persons that hold interests through participants will be able to beneficially own interests in a registered global security. The depositary for a global security will maintain records of beneficial ownership interests in a registered global security for participants. Participants or persons that hold through participants will maintain records of beneficial ownership interests in a global security for persons other than participants. These records will be the only means to transfer beneficial ownership in a registered global security.

         So long as the depositary, or its nominee, is the registered owner of a registered global security, the depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security:

         o may not have the debt securities represented by a registered global security registered in their names

         o will not receive or be entitled to receive physical delivery of debt securities represented by a registered global security in definitive form

         o will not be considered the owners or holders of debt securities represented by a registered global security under the indenture

PAYMENT OF INTEREST ON AND PRINCIPAL OF REGISTERED GLOBAL SECURITIES

         WCG will make principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owner of the registered global security. None of WCG, the trustee, or any paying agent for debt securities represented by a registered global security will have any responsibility or liability for:

         o any aspect of the records relating to, or payments made on account of, beneficial ownership interests in such registered global security

         o maintaining, supervising, or reviewing any records relating to beneficial ownership interests

         WCG expects that the depositary, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their beneficial interests in the principal amount of a registered global security as shown on the depositary's records. WCG also expects that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing instructions and customary practices. This is currently the case with the securities held for the accounts of customers registered in "street name." WCG also expects that this payout will be the responsibility of participants.

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

EXCHANGE OF REGISTERED GLOBAL SECURITIES

         WCG will issue debt securities in definitive form in exchange for the registered global security if both of the following occur

         o the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934

         o        WCG does not appoint a successor depositary within 90 days

         In addition, WCG may, at any time, determine not to have any of the debt securities of a series represented by one or more registered global securities. In this event, WCG will issue debt securities of a series in definitive form in exchange for all of the registered global security or securities representing these debt securities.

COVENANTS BY WCG

         The indenture includes covenants by WCG, including among other things that WCG will make all payments of principal and interest at the times and places required. WCG expects that the supplemental indenture with respect to each series of debt securities may contain additional covenants, including covenants which restrict the right of WCG and its subsidiaries to incur additional indebtedness and to take certain actions with respect to their respective businesses and assets.

EVENTS OF DEFAULT

         Unless otherwise indicated in the applicable prospectus supplement, the following will be events of default under the indenture:

         (a) failure to pay when due any interest on any debt security issued under the indenture, continued for 30 days;

         (b) failure to pay when due principal of, or premium, if any, on, any debt security issued under the indenture;

         (c) default in the payment of any sinking fund installment when due and payable;

         (d) failure to perform any other covenant or agreement of WCG under the indenture or the debt securities, continued for 60 days after written notice to WCG by the trustee or holders of at least 25% in aggregate principal amount of the series of outstanding debt securities to which the covenant or agreement relates;

         (e) an event of bankruptcy, insolvency or similar law affecting WCG;
     and

         (f) any other event of default specified in any supplemental indenture under which such debt securities are issued.

         Except as provided in the applicable prospectus supplement, if any event of default under clause (a), (b) or (c) above shall occur and be continuing with respect to any series of debt securities under the indenture, either the trustee or the holders of at least 25% in aggregate principal amount of outstanding debt securities of such series may accelerate the maturity of all debt securities of such series.

         Except as provided in the applicable prospectus supplement, if an event of default described in clause (d) or (f) above shall occur and be continuing with respect to all series of senior debt securities then outstanding under the indenture, either the trustee or the holders of at least 25% in aggregate principal amount of all outstanding senior debt securities (treated as one class) may accelerate the maturity of all senior debt securities then outstanding. If an event of default described in clause (e) above occurs, the principal amount of all outstanding senior debt securities


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

shall automatically become immediately due and payable without any declaration or other act on the part of the trustee or any holder.

         Except as provided in the applicable prospectus supplement, if an event of default described in clause (d) or (f) above shall occur and be continuing with respect to all series of subordinated debt securities then outstanding under the indenture, either the trustee or the holders of at least 25% in aggregate principal amount of all outstanding subordinated debt securities (treated as one class) may accelerate the maturity of all subordinated debt securities then outstanding. If an event of default described in clause (e) above occurs, the principal amount of all outstanding subordinated debt securities shall automatically become immediately due and payable without any declaration or other act on the part of the trustee or any holder.

         Except as provided in the applicable prospectus supplement, if an event of default described in clause (d) or (f) above shall occur and be continuing with respect to all series of senior subordinated debt securities then outstanding under the indenture, either the trustee or the holders of at least 25% in aggregate principal amount of all outstanding senior subordinated debt securities (treated as one class) may accelerate the maturity of all senior subordinated debt securities then outstanding. If an event of default described in clause (e) above occurs and is continuing, the principal amount of all outstanding senior subordinated debt securities shall automatically become immediately due and payable without any declaration or other act on the part of the trustee or any holder.

         Except as provided in the applicable prospectus supplement, if an event of default described in clause (d) or (f) above shall occur and be continuing with respect to less than all series of senior debt securities then outstanding under the indenture, either the trustee or the holders of at least 25% in aggregate principal amount of outstanding senior debt securities of each affected series (each such series voting as a separate class) may accelerate the maturity of all such senior debt securities then outstanding.

         Except as provided in the applicable prospectus supplement, if an event of default described in clause (d) or (f) above shall occur and be continuing with respect to less than all series of subordinated debt securities then outstanding under the indenture, either the trustee or the holders of at least 25% in aggregate principal amount of outstanding subordinated debt securities of each affected series (each such series voting as a separate class) may accelerate the maturity of all such subordinated debt securities then outstanding.

         Except as provided in the applicable prospectus supplement, if an event of default described in clause (d) or (f) above shall occur and be continuing with respect to less than all series of senior subordinated debt securities then outstanding under the indenture, either the trustee or the holders of at least 25% in aggregate principal amount of outstanding senior subordinated debt securities of each affected series (each such series voting as a separate class) may accelerate the maturity of all such senior subordinated debt securities then outstanding.

After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of each affected series of debt securities voting as a separate class (or all the securities, as the case may be, voting as a single class) may, under specified circumstances, including payment of all matured installments of principal and interest, waive all defaults with respect to such series and rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured, waived or otherwise remedied.

         No holder of any debt securities will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless such holder shall have previously given to the trustee written notice of a continuing event of default and the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the relevant series shall have made written request and offered indemnity satisfactory to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of and premium, if any, or interest on such debt security on or after the respective due dates expressed in such debt security.


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

SUPPLEMENTAL INDENTURES

         WCG and the trustee may, at any time and from time to time, without notice to or consent of any holders of debt securities, enter into one or more indentures supplemental to the indenture:

         o        to secure any series of debt securities

         o to evidence the succession of another corporation to WCG and the assumption by such successor of the covenants of WCG in the indenture and the debt securities

         o to add to the covenants of WCG, for the benefit of the holders, or to add any additional events of default

         o to evidence and provide for the acceptance of appointment under the indenture of a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provision of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee

         o        to establish the terms of a series of debt securities

         o to cure any ambiguity in the indenture, to correct or supplement any provision in the indenture or any supplemental indenture which may be defective or inconsistent with any other provision herein or therein or to add any other provision which WCG may deem necessary or appropriate;

provided such actions shall not adversely affect the interests of the holders in any material respect

         With the consent of the holders of at least a majority in principal amount of outstanding senior debt securities of all series affected by such supplemental indenture (voting as one class), WCG and the trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or modifying in any manner the rights of the holders of debt securities of each such series.

         With the consent of the holders of at least a majority in principal amount of outstanding subordinated debt securities of all series affected by such supplemental indenture (voting as one class), WCG and the trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or modifying in any manner the rights of the holders of debt securities of each such series.

         With the consent of the holders of at least a majority in principal amount of outstanding senior subordinated debt securities of all series affected by such supplemental indenture (voting as one class), WCG and the trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or modifying in any manner the rights of the holders of debt securities of each such series.

         Notwithstanding the rights of WCG and the trustee to enter into one or more supplemental indentures with the consent of the holders of debt securities of the affected series, as described above, no such supplemental indenture shall, without the consent of the holder of each outstanding debt security of the affected series, among other things:

         o extend the final maturity of the principal of, or any installment of interest on, any debt securities , or reduce the principal amount of any debt securities or the interest on any debt securities that would be due and payable upon the final maturity of any debt securities, or change the place of payment where, or the coin or currency in which, any debt securities or any premium or interest on any debt securities is payable, or impair the right to institute suit for the enforcement of any such payment when due on any debt security

         o reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is necessary for any such supplemental indenture

         o reduce any amount payable upon the redemption of any debt securities or change the time at which any debt security may be redeemed

SATISFACTION AND DISCHARGE OF THE INDENTURE, DEFEASANCE

         WCG, at its election, shall

         (a) be deemed to have paid and discharged its debt on the debt securities, and the indenture shall cease to be of further effect as to all such outstanding debt securities, except as to

         o rights of registration of transfer, substitution and exchange of debt securities,

         o rights of holders to receive payment of principal of, premium, if any, and interest on such debt securities,

         o        WCG's right of optional redemption,

         o the rights, obligations, duties and immunities of the trustee under the indenture, and

         o        certain other specified provisions in the indenture; and

         (b) cease to be under any obligation to comply with certain restrictive covenants;

         upon the irrevocable deposit by WCG with the trustee, in trust for the benefit of the holders of such debt securities, at any time prior to the maturity of such debt securities, of

         o        money in an amount

         o government securities which through the payment of interest and principal will provide money in an amount or

         o        a combination thereof

sufficient to pay and discharge the principal of, premium, if any, on, and accrued interest on, the debt securities then outstanding on the dates on which any such payments are due in accordance with the terms of the indenture and of such debt securities.

         Such defeasance or covenant defeasance shall be deemed to occur only if certain conditions are satisfied, including among other things, delivery by WCG to the trustee of an opinion of counsel acceptable to the trustee to the effect that, among other things, such deposit, defeasance and discharge will not be deemed, or result in, a taxable event for federal income tax purposes with respect to the holders (which opinion, in the case of defeasance described in clause (a) above, must be based on a ruling of the Internal Revenue Service to the same effect unless there has been a change in law after the date of the indentures such that a ruling is no longer required).

MERGERS, CONSOLIDATIONS AND CERTAIN SALES OF ASSETS

         WCG may not

         o consolidate with or merge into any other person or entity or permit any other person or entity to consolidate with or merge into WCG

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

         o transfer, lease or dispose of all or substantially all its assets to any other person or entity unless:

         o in a transaction in which WCG is not the resulting, surviving or transferee person or entity in which WCG transfers, sells, leases, conveys or otherwise disposes of all or substantially all of its assets to any other person or entity, the resulting, surviving or transferee person or entity is organized under the laws of the United States of America or any state thereof or the District of Columbia and expressly assumes, by supplemental indentures executed and delivered to the trustee in form satisfactory to the trustee, all of WCG's obligations under the indentures

         o immediately before and after giving effect to such transaction and treating any indebtedness which becomes an obligation of WCG or a subsidiary as a result of such transaction as having been incurred by WCG or such subsidiary at the time of the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing

GOVERNING LAW

         The indenture and the debt securities will be governed by the laws of the State of New York, without reference to principles of conflicts of law.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

         No director, officer, incorporator or stockholder of WCG, as such, shall have any liability for any obligations of WCG under the debt securities or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of its status as director, officer, incorporator or stockholder of WCG. By accepting a debt security, each holder waives and releases all such liability, but only such liability. The waiver and release are part of the consideration for issuance of the debt securities. Nevertheless, such waiver may not be effective to waive liabilities under the federal securities laws and it has been the view of the SEC that such a waiver is against public policy.

CONVERSION OR EXCHANGE RIGHTS

         Any debt securities offered hereby may be convertible into or exchangeable for shares of WCG's equity securities. The terms and conditions of such conversion or exchange will be set forth in the applicable prospectus supplement. Such terms may include, among others, the following:

         o        the conversion or exchange price

         o        the conversion or exchange period

         o provisions regarding WCG's ability or that of the holder to convert or exchange the debt securities

         o events requiring adjustment to the conversion or exchange price

         o provisions affecting conversion or exchange in the event of our redemption or such debt securities

CONCERNING THE TRUSTEE

         The indenture provides that there may be more than one trustee with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under a supplemental indenture separate and apart from the trust administered by any other trustee under such indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by the trustee only with respect to the one or more series of debt securities for which


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

it is the trustee under an indenture. Any trustee under the indenture or a supplemental indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to such series at an office designated by the trustee in New York, New York.

         The indenture contains limitations on the right of the trustee, should it become a creditor of WCG, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions; however, if it acquires any conflicting interest relating to any duties with respect to the debt securities it must eliminate the conflict or resign as trustee.


         The initial trustee is one of a number of banks with which WCG and its subsidiaries maintain ordinary banking relationships and with which WCG and its subsidiaries maintain credit facilities.


LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

         Debt securities in bearer form are subject to special U.S. tax requirements and may not be offered, sold, or delivered within the United States or its possessions or to a U.S. person, except in certain transactions permitted by U.S. tax regulations. Investors should consult the prospectus supplement in the event that bearer debt securities are issued for special procedures and restrictions that will apply to such an offering.




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


                             DESCRIPTION OF WARRANTS

GENERAL

         We may issue, together with other securities or separately, warrants to purchase our debt securities, Class A common stock, Class B common stock, preferred stock or depositary shares. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as shall be set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

         The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

         o        the title of the warrants

         o the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants

         o the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with such security

         o        the price or prices at which the warrants will be issued

         o        the aggregate number of warrants

         o any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants

         o the price or prices at which the securities purchasable upon exercise of the warrants may be purchased

         o if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable

         o if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants

         o any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants

         o the date on which the right to exercise the warrants shall commence, and the date on which the right shall expire

         o the maximum or minimum number of warrants which may be exercised at any time

         o        information with respect to book-entry procedures, if any

EXERCISE OF WARRANTS

         Each warrant will entitle the holder thereof to purchase for cash the amount of debt securities, shares of preferred stock, shares of our Class A common stock, shares of our Class B common stock or depositary shares at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the



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

applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

         Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

         We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our Class A common stock, our Class B common stock or our preferred stock at a future date or dates. The price per share of Class A common stock, Class B common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of (1) a stock purchase contract and (2) debt securities, preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase our Class A common stock, our Class B common stock or the preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

         Unless otherwise specified in the applicable prospectus supplement, the securities related to the stock purchase contracts will be pledged to a collateral agent, for our benefit, pursuant to a pledge agreement. The pledged securities will secure the obligations of holders of stock purchase contracts to purchase shares of our Class A common stock, our Class B common stock or our preferred stock under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to our security interest in those pledged securities. That security interest will be created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement except upon the termination or early settlement of the related stock purchase contracts. Subject to that security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of a stock purchase contract will retain full beneficial ownership of the related pledged securities.

         Except as described in the applicable prospectus supplement, the collateral agent will, upon receipt of distributions on the pledged securities, distribute such payments to us or a purchase contract agent, as provided in the pledge agreement. The purchase contract agent will in turn distribute payments it receives as provided in the stock purchase contract. The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units.

                       DESCRIPTION OF SUBSCRIPTION RIGHTS

GENERAL

         We may issue subscription rights to purchase our debt securities, our Class A common stock, our Class B common stock, our preferred stock, depositary shares or warrants to purchase debt securities, Class A common stock, Class B common stock, preferred stock or depositary shares. We may issue subscription rights independently or together with any other offered security. The subscription rights may or may not be transferable by the purchaser receiving the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which the underwriter(s) will purchase any offered securities remaining unsubscribed for after the subscription rights offering. In connection with a subscription rights offering to our stockholders, certificates evidencing the subscription rights and a prospectus supplement will be distributed to our stockholders on the record date for receiving subscription rights in the subscription rights offering set by us.

         The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

         o        the title of the subscription rights

         o the securities for which the subscription rights are exercisable

         o        the exercise price for the subscription rights

         o        the number of subscription rights issued to each stockholder

         o        the extent to which the subscription rights are transferable

         o if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of the subscription rights

         o any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights

         o the date on which the right to exercise the subscription rights shall commence, and the date on which the right shall expire

         o the extent to which the subscription rights include an over-subscription privilege with respect to unsubscribed securities

         o if applicable, the material terms of any standby underwriting arrangement entered into by us in connection with the subscription rights offering

EXERCISE OF SUBSCRIPTION RIGHTS

         Each subscription right will entitle the holder of subscription rights to purchase for cash the principal amount of debt securities, shares of a designated series of our preferred stock, depositary shares, our Class A common stock, our Class B common stock, warrants or any combination thereof, at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

         Subscription rights may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities, shares of a designated series of our preferred stock, our Class A common stock or our Class B common stock, depositary shares or warrants purchasable upon such exercise. In the event that not all of the subscription rights issued in any offering are exercised, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

         We may sell the securities through agents, through underwriters, through dealers, and directly to purchasers.

         Agents designated by us from time to time may solicit offers to purchase the securities. The prospectus supplement will name any such agent who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the securities in respect of which this prospectus is delivered. The prospectus supplement will also set forth any commissions payable by us to such agent. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

         If we use any underwriters in the sale, we will enter into an underwriting agreement with the underwriters at the time of sale to them. The prospectus supplement which the underwriter will use to make resales to the public of the securities in respect of which this prospectus is delivered will set forth the names of the underwriters and the terms of the transaction.

         If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

         Agents, dealers and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect of such civil liabilities. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

         One or more firms, referred to as "remarketing firms," may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm's compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

         If the prospectus supplement so indicates, we will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement. The solicitation will occur pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.


         We may, from time to time, issue shares of our Class A common stock covered by this prospectus to The Bank of New York, the transfer agent for the preferred stock, which will resell those shares for cash to pay dividends on the preferred stock. The transfer agent may sell those shares to purchasers directly or through brokers, dealers or agents, including The Bank of New York's broker/dealer affiliate, who may receive compensation in the form of discounts, concessions or commissions from us or the purchasers of those shares for whom they may act as agent.


         Other than our Class A common stock, which is listed on the New York Stock Exchange, and our Class B common stock, each series of securities offered hereunder will be a new issue of securities and will have no established trading market. The debt securities offered may or may not be listed on a national securities exchange. We cannot be sure as to the liquidity of or the existence of trading markets for any debt securities offered. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may overallot in connection with the offering, and may bid for, and purchase, the securities in the open market.

                                  LEGAL MATTERS


         The validity of the securities offered in this prospectus and certain legal matters in connection with this offering will be passed upon for us by William G. von Glahn, Senior Vice President, Law, of Williams and special counsel to us. Certain legal matters in connection with this offering will be passed upon by our special counsel, Conner & Winters, P.C. Conner & Winters has from time to time represented, and may continue to represent, Williams Communications Group, Inc. and its affiliates in certain legal matters. As of October 31, 2000, Mr. von Glahn owns, directly or indirectly, 193,409 shares of common stock of Williams and has the right to exercise options to purchase an additional 135,504 shares. Mr. von Glahn also owns, directly or indirectly 303 shares of our Class A common stock and holds options to purchase 50,000 shares of our Class A common stock.


                                     EXPERTS


         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K/A for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


         Our consolidated financial statements included or incorporated by reference in any documents filed pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering will be so included or incorporated by reference in reliance upon the reports of independent auditors pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Set forth below are the fees and expenses payable by Williams Communications Group, Inc. ("WCG" or the "Company"), in connection with the offering described in this Registration Statement. All such expenses, other than the Securities and Exchange Commission registration fee, are estimates.

Securities and Exchange Commission registration fee....................................... $     500,000
Printing and engraving expenses...........................................................       300,000
Accounting fees and expenses..............................................................       200,000
Legal fees and expenses...................................................................       400,000
Trustees' fees............................................................................        50,000
Fees of rating agencies...................................................................       200,000
Miscellaneous expenses....................................................................        50,000
                                                                                           -------------

                   TOTAL.................................................................. $   1,700,000


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         WCG, a Delaware corporation, is empowered by Section 145 of the General Corporation Law of the State of Delaware, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending, or completed action, suit, or proceeding in which such person is made party by reason of their being or having been a director, officer, employee, or agent of WCG. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The charter and by-laws of WCG provide for indemnification by WCG of its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, WCG has entered into indemnity agreements with its directors and certain officers providing for, among other things, the indemnification of and the advancing of expenses to such individuals to the fullest extent permitted by law, and to the extent insurance is maintained, for the continued coverage of such individuals.

         Policies of insurance are maintained by WCG under which the directors and officers of WCG are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM 16. EXHIBITS.



    EXHIBIT
    NUMBER                          DESCRIPTION
    ------                          -----------

     1          --     Form of Underwriting Agreement(1)

     4.1        --     Restated Certificate of Incorporation of the Company
                       (filed as Exhibit 3 to the Company's Quarterly Report on
                       Form 10-Q dated November 8, 2000 (the "November 2000
                       10-Q"))(2)

     4.2        --     Amended By-laws of the Company (filed as Exhibit 3.3 to
                       the Company's Quarterly Report on Form 10-Q dated
                       November 14, 2001)(2)


    EXHIBIT
    NUMBER                          DESCRIPTION
    ------                          -----------

     4.3        --     Form of Indenture between the Company and The Bank of
                       New York, as trustee, relating to issuance from time to
                       time of senior debt securities, subordinate debt
                       securities and senior subordinate debt securities (filed
                       as Exhibit 4.3 to this Registration Statement on January
                       12, 2001)(2)

     4.4        --     Form of Debt Security (included in Exhibit 4.3)

     4.5        --     Specimen certificate of Class A common stock (filed as
                       Exhibit 4.1 to Registration Statement No. 333-76007 on
                       Form S-1 relating to an equity offering (the "Equity
                       Registration Statement"), filed on April 9, 1999)(2)

     4.6        --     Specimen certificate of Class B common stock (filed as
                       Exhibit 4.2 to the Equity Registration Statement)(2)

     4.7        --     Certificate of Designation of 6.75% Redeemable Cumulative
                       Convertible Preferred Stock (filed as Exhibit 3 to the
                       November 2000 10-Q)(2)

     4.8        --     Certificate of Designation of Series A Junior
                       Participating Preferred Stock (filed as Exhibit 3 to the
                       November 2000 10-Q)(2)

     4.9        --     Form of Warrant Agreement(1)

     4.10       --     Form of Deposit Agreement(1)

     4.11       --     Form of Stock Purchase Contract Agreement(1)

     4.12       --     Form of Subscription Rights Agreement(1)

     5          --     Opinion of William G. von Glahn, Esq., regarding the
                       legality of the securities (filed as Exhibit 5 to this
                       Registration Statement on January 12, 2001)(2)

     8          --     Opinion of Conner & Winters, P.C., regarding certain
                       federal tax matters(1)

   12           --     Computations of Ratio of Earnings to Fixed Charges and
                       Ratio of Earnings to Combined Fixed Charges and Preferred
                       Stock Dividend Requirements

   21           --     List of Subsidiaries (filed as Exhibit 21 to the Annual
                       Report on Form 10-K for the fiscal year ended December
                       31, 2000, as filed on March 12, 2001)(2)

   23.1         --     Consent of Ernst & Young LLP

   23.2         --     Consent of William G. von Glahn, Esq. (included in
                       Exhibit 5)

   23.3         --     Consent of Conner & Winters, P.C. (included in Exhibit 8)

   24           --     Power of Attorney

   25           --     Statement of Eligibility on Form T-1 under the Trust
                       Indenture Act of 1939, as amended, of The Bank of New
                       York, as trustee under the Indenture(1)


----------
(1) To be filed by amendment or as an exhibit to the Company's Current Report on Form 8-K in connection with a specific offering.

(2) Previously filed with the Securities and Exchange Commission as part of the filing indicated and incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

     (a) WCG hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
         Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) WCG hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of WCG's annual report pursuant to Section 13(a) of 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of WCG pursuant to the foregoing provisions, or otherwise, WCG has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event a claim for indemnification against such liabilities (other than the payment by WCG of expenses incurred or paid by a director, officer or controlling person of WCG in a successful defense of any action, suit or proceeding) is asserted against WCG by such director, officer or controlling person in connection with the securities being registered, WCG will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (i) WCG hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (j) WCG hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 3.0 of the Trust Indenture Act of 1939 (the "1939 Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the 1939 Act.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tulsa and State of Oklahoma on the 18th day of December, 2001.



                                           WILLIAMS COMMUNICATIONS GROUP, INC.
                                           (registrant)


                                           By:   /s/ P. DAVID NEWSOME, JR.
                                               ---------------------------------
                                                     (P. David Newsome, Jr.,
                                                     Attorney-in-fact)

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated:



SIGNATURE                                        TITLE                                       DATE
---------                                        -----                                       ----


    *                               Chairman of the Board,                      December 18, 2001
---------------------------         President and Chief Executive
Howard E. Janzen                    Officer (Principal Executive
                                    Officer)


    *                               Executive Vice President                    December 18, 2001
--------------------------          and Chief Financial Officer
Scott E. Schubert                   (Principal Financial Officer)


    *                               Vice President and Controller               December 18, 2001
--------------------------          (Principal Accounting Officer)
Kenneth K. Kinnear



                                    Director                                    December   , 2001
--------------------------
John A. Craig



    *                               Director                                    December 18, 2001
--------------------------
Julius W. Erving, II



    *                               Director                                    December 18, 2001
--------------------------
Ross K. Ireland



    *                               Director                                    December 18, 2001
--------------------------
Robert W. Lawless


    *                               Director                                    December 18, 2001
--------------------------
Peter C. Meinig



    *                               Director                                    December 18, 2001
--------------------------
H. Brian Thompson



    *                               Director                                    December 18, 2001
--------------------------
Morgan E. O'Brien



                                                  *Pursuant to power of attorney

                                INDEX TO EXHIBITS



    EXHIBIT
    NUMBER                          DESCRIPTION
    ------                          -----------

     1          --     Form of Underwriting Agreement(1)

     4.1        --     Restated Certificate of Incorporation of the Company
                       (filed as Exhibit 3 to the Company's Quarterly Report on
                       Form 10-Q dated November 8, 2000 (the "November 2000
                       10-Q"))(2)

     4.2        --     Amended By-laws of the Company (filed as Exhibit 3.3 to
                       the Company's Quarterly Report on Form 10-Q dated
                       November 14, 2001)(2)

     4.3        --     Form of Indenture between the Company and The Bank of
                       New York, as trustee, relating to issuance from time to
                       time of senior debt securities, subordinate debt
                       securities and senior subordinate debt securities (filed
                       as Exhibit 4.3 to this Registration Statement on January
                       12, 2001)(2)

     4.4        --     Form of Debt Security (included in Exhibit 4.3)

     4.5        --     Specimen certificate of Class A common stock (filed as
                       Exhibit 4.1 to Registration Statement No. 333-76007 on
                       Form S-1 relating to an equity offering (the "Equity
                       Registration Statement"), filed on April 9, 1999)(2)

     4.6        --     Specimen certificate of Class B common stock (filed as
                       Exhibit 4.2 to the Equity Registration Statement)(2)

     4.7        --     Certificate of Designation of 6.75% Redeemable Cumulative
                       Convertible Preferred Stock (filed as Exhibit 3 to the
                       November 2000 10-Q)(2)

     4.8        --     Certificate of Designation of Series A Junior
                       Participating Preferred Stock (filed as Exhibit 3 to the
                       November 2000 10-Q)(2)

     4.9        --     Form of Warrant Agreement(1)

     4.10       --     Form of Deposit Agreement(1)

     4.11       --     Form of Stock Purchase Contract Agreement(1)

     4.12       --     Form of Subscription Rights Agreement(1)

     5          --     Opinion of William G. von Glahn, Esq., regarding the
                       legality of the securities (filed as Exhibit 5 to this
                       Registration Statement on January 12, 2001)(2)

     8          --     Opinion of Conner & Winters, P.C., regarding certain
                       federal tax matters(1)

   12           --     Computations of Ratio of Earnings to Fixed Charges and
                       Ratio of Earnings to Combined Fixed Charges and Preferred
                       Stock Dividend Requirements

   21           --     List of Subsidiaries (filed as Exhibit 21 to the Annual
                       Report on Form 10-K for the fiscal year ended December
                       31, 2000, as filed on March 12, 2001)(2)

   23.1         --     Consent of Ernst & Young LLP

   23.2         --     Consent of William G. von Glahn, Esq. (included in
                       Exhibit 5)

   23.3         --     Consent of Conner & Winters, P.C. (included in Exhibit 8)

   24           --     Power of Attorney

   25           --     Statement of Eligibility on Form T-1 under the Trust
                       Indenture Act of 1939, as amended, of The Bank of New
                       York, as trustee under the Indenture(1)


-----------------
(1) To be filed by amendment or as an exhibit to the Company's Current Report on Form 8-K in connection with a specific offering.

(2) Previously filed with the Securities and Exchange Commission as part of the filing indicated and incorporated herein by reference.